14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                  SCP Pool Corporation
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SCP Pool Corporation

109 Northpark Boulevard, Suite 400
Covington, Louisiana 70433-5001

April 4, 2001

Dear Stockholder:

            You are cordially invited to the annual meeting of stockholders of SCP Pool Corporation to be held at 109 Northpark Boulevard, Suite 400, Covington, Louisiana, on Wednesday, May 9, 2001, at 9:00 a.m., local time.

            The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.

            Whether or not you expect to attend the meeting, it is very important that your shares be represented and it would therefore be helpful if you would return your signed and dated proxy promptly in the enclosed addressed, postage-paid envelope. This will ensure that your vote is counted. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting if you wish to do so.

            This proxy statement and the accompanying proxy card are first being mailed to stockholders of record as of March 12, 2001, the record date, on or about April 4, 2001.

Sincerely, Wilson B. Sexton Chairman and Chief Executive Officer

SCP POOL CORPORATION

_____________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of SCP Pool Corporation:

            You are cordially invited to attend the annual meeting of stockholders of SCP Pool Corporation (the “Company”) which will be held at the Company’s principal executive offices at 109 Northpark Boulevard, Suite 400, Covington, Louisiana, on Wednesday, May 9, 2001, at 9:00 a.m., local time, for the following purposes:

    To elect seven persons to serve as directors on the Board of Directors for a one-year term or until their successors have been elected and qualified;

    To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 20,000,000 to 40,000,000;

    To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Preferred Stock from 100,000 to 1,000,000;

    To ratify the retention of Ernst & Young LLP, certified public accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2001; and

    To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

            Only holders of record of the Company’s Common Stock at the close of business on March 12, 2001, are entitled to notice of, and to vote at, the annual meeting.

            Whether or not you expect to be present at the annual meeting in person, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. If you do attend the annual meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors Craig K. Hubbard, Secretary

Covington, Louisiana
April 4, 2001

SCP POOL CORPORATION

109 Northpark Boulevard, Suite 400
Covington, Louisiana 70433-5001

PROXY STATEMENT

            We are furnishing this Proxy Statement to our stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of SCP Pool Corporation (the “Company”) for use at the 2001 annual meeting of our stockholders to be held on May 9, 2001, at 9:00 a.m., local time at 109 Northpark Boulevard, Suite 400, Covington, Louisiana (the “Meeting”).

Record Date; Voting Procedure

            Only holders of record of the Company’s common stock, $0.001 par value per share (“Common Stock”), at the close of business on March 12, 2001 are entitled to notice of and to vote at the Meeting. On that date, we had outstanding 17,070,588 shares of Common Stock, each of which is entitled to one vote.

            The holders of a majority of the shares of Common Stock issued and outstanding, present in person or represented by proxy, will constitute a quorum at the Meeting. If a quorum is present, (1) directors will be elected by a plurality vote, (2) each of the proposed amendments to the Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, and (3) the ratification of the retention of the independent auditors will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting.

            Abstentions will be treated as present both for purposes of determining a quorum and with respect to each proposal other than the election of directors. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies, and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a “broker non-vote”), then shares not voted on such proposal, other than the election of directors, as a result will be counted as not present and not cast with respect to such proposal. Accordingly, abstentions will have no effect on the election of directors, but will have the effect of a vote against the other proposals, and broker non-votes will have no effect on the election of directors or the ratification of the independent auditors, but will have the effect of a vote against the amendments to the Restated Certificate of Incorporation.

Proxy Solicitation; Revocation of Proxies

            This Proxy Statement is first being mailed to stockholders on or about April 4, 2001. The cost of soliciting proxies hereunder will be borne by the Company. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse them for their expenses in so acting. Certain employees of the Company, who will receive no additional compensation for their services, may also solicit proxies by telephone, telegram, telex, telecopy or personal interview.

            The enclosed proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which the stockholder votes in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted in favor of the proposals. Management is not aware of any matters to be presented at the Meeting other than those described herein. If, however, any other matters properly come before the Meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

ELECTION OF DIRECTORS

General

            The Company’s Restated By-laws state that the size of the Board shall be fixed from time to time by resolution of the Board and that vacancies on the Board may be filled by the remaining directors. The Board size is currently fixed at seven directors.

            At the Meeting, seven directors are to be elected to one-year terms, each to hold office until his successor is elected and qualified. Unless authority to vote for the election of directors is withheld by appropriate designation on the proxy, the proxies solicited hereby will be voted FOR the election of each individual named below. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Under the Company’s Restated By-laws, directors are elected by plurality vote.

Information about the Company’s Directors and Nominees

            The following information sets forth, as of February 28, 2001, certain information about the Company’s directors and nominees, all of whom have been nominated for election to the Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

            Wilson B. Sexton, age 64, has served as Chief Executive Officer since January 1999, and as Chairman and a director of the Company and SCP Distributors, LLC (“SCP”), the Company’s wholly owned operating subsidiary, since 1993. Mr. Sexton also serves as a director for Utiliserve, Inc. and Stronghaven, Inc.

            Andrew W. Code, age 42, has been a director of the Company since 1993. He served as Vice President of the Company from December 1993 to May 1995. Mr. Code has been a general partner of CHS Management Limited Partnership (“CHS Management”) and a general partner of Code, Hennessy & Simmons Limited Partnership (“CHS”) since August 1988. Mr. Code also serves as a director for Globe Manufacturing, Inc.

            James J. Gaffney, age 60, has been a director of the Company since 1998. Since 1997, he has served as a consultant to certain private investment funds (“GS Funds”) affiliated with Goldman Sachs & Co. in relation to GS Funds investments in Viking Pacific Holdings Ltd. (“Viking”) and Vermont Investments, Ltd.  Since 1997, he has served as Vice Chairman of Viking.  From 1995 to 1997, Mr. Gaffney served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., which manufactures swimming pool equipment and constructs swimming pools.  Mr. Gaffney also serves as a director of Advantica Restaurant Group, Inc., Hvide Marine, Inc. (where he serves as Chairman of the Board), Purina Mills, Inc., Safelite Glass Corp., and Hexcel Corporation.

            Manuel Perez de la Mesa, age 43, has been President and Chief Operating Officer of the Company and SCP since he joined the Company in February 1999. Prior to joining the Company, Mr. Perez de la Mesa served as Vice President, Distribution Operations for Watsco, Inc., a HVAC/R distribution company, from 1996 to January 1999. From 1994 to 1996, Mr. Perez de la Mesa served as Vice President, Finance & Operations for Gemaire Distributors, Inc., currently a wholly-owned subsidiary of Watsco, Inc.

            Robert C. Sledd, age 48, has been a director of the Company since 1996. He has served as Chairman of the Board of Directors of Performance Food Group Company (“PFG”) since February 1995 and has served as a director and as Chief Executive Officer of PFG since 1987. Mr. Sledd served as President of PFG from 1987 to February 1995.

            Frank J. St. Romain, age 65, has been a director of the Company since 1993. He served as President and Chief Executive Officer of the Company and SCP from December 1993 to January 1999.

            John E. Stokely, age 48, has been a director of the Company since 2000. Mr. Stokely has served as President of JES, Inc., an investment and consulting firm, since August 1999. Mr. Stokely is the former President, Chief Executive Officer and Chairman of the Board of Directors of Richfood Holdings, Inc., a food retailer and wholesale grocery distributor (“Richfood”). Mr. Stokely held this position with Richfood from January 1997 to August 1999, served as President and Chief Operating Officer from April 1995 to January 1997 and served as Executive Vice President from 1990 to April 1995. Richfood Holdings, Inc. merged with Supervalu, Inc. on August 31, 1999. Mr. Stokely is also a director of PFG and Nash Finch Company.

The Board of Directors recommends a vote “FOR” the election of the nominees.

Information about Executive Officers

            The following information sets forth, as of February 28, 2001, certain information about the Company’s executive officers, all of whom are expected to remain in their current positions following the Meeting.

            A. David Cook, age 45, has served as Vice President of Sales of the Company and SCP since February 1997. From December 1993 until February 1997, he served as the Director of National Sales Development for SCP.

            Craig K. Hubbard, age 49, has served as Chief Financial Officer, Treasurer and Secretary of the Company and SCP since February 1997. From December 1993 until February 1997, he served as Controller for SCP.

            John M. Murphy, age 40, has served as Vice President of Marketing for the Company and SCP since February 1997. From December 1993 until February 1997, Mr. Murphy served as Director of Marketing for SCP.

            Richard P. Polizzotto, age 59, has served as Vice President of Operations of the Company and SCP since May 1995. He has also served as Vice President for SCP since December 1993.

Other Information About The Board Of Directors And Its Committees

            The Board of Directors met four times during 2000. Each director during the last full fiscal year attended 100% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which he served.

            Each non-employee director is paid an annual retainer of $6,000, an attendance fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended, except that the chairman of the audit committee instead receives an attendance fee of $1,000 for each committee meeting attended. In addition, non-employee directors of the Company receive a consulting fee of $100 per hour for tasks performed outside the scope of their service as directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

            Under the SCP Pool Corporation 1996 Non-Employee Directors Equity Incentive Plan, as amended and restated (the “Director’s Plan”), each non-employee director is granted an option to purchase 8,500 shares of Common Stock immediately following each annual meeting of the Company’s stockholders. Options granted pursuant to the Director’s Plan become exercisable one year after grant, subject to certain exceptions. The option price per share of Common Stock under the Director’s Plan is equal to 100% of the fair market value of the Common Stock at the date of grant. Each option granted under the Director’s Plan is exercisable for ten years after the date of grant. Non-employee directors may elect to receive additional shares of Common Stock under the Director’s Plan in lieu of the cash compensation otherwise due them.

            The Board presently has an audit committee and a compensation committee described as follows:

            Audit Committee. During 2000, the Audit Committee of the Board was composed of three directors, Mr. Stokely, who served as Chairman, and Messrs. Gaffney and Sledd. The Audit Committee met four times during 2000. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews such audit results. The Audit Committee’s specific responsibilities are included in its written charter attached as Exhibit A to this Proxy Statement. Each member of the Audit Committee meets the definition of an independent director as defined by the Nasdaq rules.

            Compensation Committee. During 2000, the Compensation Committee was composed of three directors, Mr. Code, who served as Chairman, and Messrs. St. Romain and Sledd. The Compensation Committee met once during 2000. The Compensation Committee makes recommendations to the Board regarding the compensation of officers of the Company, the awards under the Company’s compensation and benefit plans and the Company’s compensation policies and practices.

PRINCIPAL STOCKHOLDERS

            The following table sets forth, as of February 28, 2001, certain information regarding beneficial ownership of Common Stock by (i) each of the Named Executive Officers (as defined below in “Executive Compensation”), (ii) each director and nominee of the Company, (iii) all of the Company’s directors and executive officers as a group and (iv) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, all as in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Based on information furnished to the Company by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Common Stock

Wilson B. Sexton	516,077 (2)	3.0%
Andrew W. Code	234,393 (3)	1.4%
James J. Gaffney	23,437 (4)	*
Frank J. St. Romain	263,907 (5)	1.5%
Robert C. Sledd	148,874 (6)	*
John E. Stokely	1,000	*
Manuel J. Perez de la Mesa	66,798 (7)	*
A. David Cook	57,898 (8)	*
John M. Murphy	92,484 (9)	*
Richard P. Polizzotto	107,009 (10)	*
St. Denis J. Villere & Company	1,939,582 (11)	11.4%
T. Rowe Price	2,071,350 (12)	12.1%
All executive officers and directors as a group (11 persons)	1,564,438 (13)	8.8%

____________________

   *    Less than one percent.

  Amounts include shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days and shares of Common Stock issuable upon conversion of the Company’s Convertible Subordinated Promissory Notes due December 31, 2002 (the “Convertible Notes”). The Convertible Notes bear interest at a rate of 10% per annum. The Convertible Notes are convertible into the number of shares of Common Stock determined by dividing the principal amount of the note by approximately $0.44, as adjusted for the subdivision or combination of such shares and for the issuance of any Common Stock (or securities converted into or exchangeable for shares of Common Stock) at a price per share less than the conversion price for the Convertible Notes.
  Includes 70,303 shares issuable upon conversion of the Convertible Notes held by Mr. Sexton, 225,000 shares that Mr. Sexton has the right to acquire upon the exercise of presently exercisable options and 7,200 shares held directly by a charitable foundation of which Mr. Sexton is a director and president.
  Includes (i) options to purchase 39,374 shares (30,937 of which are presently exercisable) that are held by CHS Management Limited Partnership, a partnership of which Mr. Code is a general partner, (ii) 84,000 shares held directly by a charitable foundation of which Mr. Code is a director, President and the sole member (although neither Mr. Code nor any members of his immediate family have a pecuniary interest in such shares), (iii) 202,500 shares held by Mr. Code as custodian for his minor children under the Uniform Gifts to Minors Act, and (iv) 3,994 shares held by Code, Hennessy & Simmons Limited Partnership, a partnership of which Mr. Code is a general partner.

  Includes 8,437 shares that Mr. Gaffney has the right to acquire upon the exercise of presently exercisable options.
  Includes 165,937 shares that Mr. St. Romain has the right to acquire upon the exercise of presently exercisable options.
  Amount includes 42,187 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options. Also includes 67,500 shares that are held in three trusts for the benefit of Mr. Sledd’s minor children, for which Mr. Sledd serves as the trustee.
  Includes 798 shares beneficially owned by Mr. Perez de la Mesa’s children.
  Includes 15,000 shares that Mr. Cook has the right to acquire upon the exercise of presently exercisable options.
  Includes 20,088 shares issuable upon conversion of the Convertible Notes held by Mr. Murphy and 34,334 shares that Mr. Murphy has the right to acquire upon the exercise of presently exercisable options.
  Includes 20,088 shares issuable upon conversion of the Convertible Notes held by Mr. Polizzotto, 39,085 shares that Mr. Polizzotto has the right to acquire upon the exercise of presently exercisable options, and 10,000 shares beneficially owned by Mr. Polizzotto’s wife.
  Based upon such holder’s Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 9, 2001, St. Denis J. Villere & Company has shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition, of 1,842,682 of such shares. The business address of such holder is 210 Baronne Street, Suite 808, New Orleans, Louisiana 70112.
  Based upon such holder’s Schedule 13G/A filed with the SEC on February 12, 2001, T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with the power to direct investments and/or the sole power to vote, or direct the vote of, 739,300 of such shares, and sole power to dispose, or direct the disposition, of 2,071,350 shares. Also includes 861,100 shares which T. Rowe Price Small-Cap Stock Fund, Inc., an investment company, has the sole power to vote. The business address of such holders is 100 E. Pratt Street, Baltimore, Maryland 21202. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
  Includes 610,645 shares that such persons have the right to receive upon the exercise of presently exercisable options and 110,479 shares issuable upon the conversion of the Convertible Notes held by such persons.

_______________________

EXECUTIVE COMPENSATION

            The following table sets forth all cash compensation and options granted for the three years ended December 31, 2000, to the Company’s Chief Executive Officer and each of its four other most highly compensated executive officers (collectively, the “Named Executive Officers”).

		Annual Compensation		Long-Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus	No. of Shares Underlying Options Granted	All Other Compensation

Wilson B. Sexton Chairman and Chief Executive Officer	2000 1999 1998	$250,000 250,000 214,000	$ 250,000 250,000 214,000	45,000 30,000 22,500	$10,523 (1) 5,855 10,113

Manual J. Perez de la Mesa President and Chief Operating Officer	2000 1999	250,000 184,727	250,000 200,000	120,000 100,000	5,316 (1) 180

A. David Cook Vice President — Sales	2000 1999 1998	140,000 130,000 110,000	140,000 130,000 110,000	18,750 15,000 5,250	10,523 (1) 5,881 10,181
John M. Murphy Vice President — Marketing	2000 1999 1998	140,000 130,000 110,000	140,000 130,000 110,000	18,750 15,000 7,500	10,523 (1) 5,881 10,181
Richard P. Polizzotto Vice President — Operations	2000 1999 1998	129,800 124,708 120,000	105,000 80,000 50,000	11,250 9,750 5,250	10,523 (1) 5,860 10,071

______________________
  Consists of the following contributions to each of the Named Executive Officers: $216 life insurance premium, $5,207 paid under the Company’s profit sharing program (Mr. Perez de la Mesa did not receive this contribution) and $5,100 contributed under the Company’s 401(k) plan.

_______________________

            The following table sets forth information with respect to the Named Executive Officers concerning options granted during 2000.

OPTION GRANTS IN LAST FISCAL YEAR
	Individual Grants (1)

Name	No. of Shares Underlying Options Granted	% of Total Options Granted to Employees In 2000	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

					0%	5%	10%
Wilson B. Sexton	45,000	9.3%	$16.33	2/16/10	$ —	$ 462,150	$ 1,171,350
Manuel J. Perez de la Mesa	45,000(2) 75,000(3)	9.3 15.5	0.01 16.33	1/18/10 2/16/10	723,150 —	1,178,100 770,250	1,876,500 1,952,250
A. David Cook	18,750(4)	3.9	16.33	2/16/10	—	192,563	488,063
John M. Murphy	18,750(4)	3.9	16.33	2/16/10	—	192,563	488,063
Richard P. Polizzotto	11,250(4)	2.3	16.33	2/16/10	—	115,538	292,838

_______________________

1. All options will vest immediately upon a change of control of the Company.

2. The options vest annually in one-fifth increments beginning January 18, 2000 and ending January 18, 2004.

3. Options fully vest on February 16, 2005.

4. Options vest in one-half increments on February 16, 2003 and February 16, 2005.

_______________________

            The following table sets forth information with respect to the Named Executive Officers concerning option exercises during the fiscal year ended December 31, 2000 and unexercised options held as of December 31, 2000.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND AGGREGATE OPTION VALUES AS OF DECEMBER 31, 2000
			Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End (1)

	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Wilson B. Sexton	0	$ 0	225,000	0	$4,858,762	$ 0
Manuel J. Perez de la Mesa	9,000	88,410	0	231,000	0	5,049,300
A. David Cook	7,875	57,750	0	41,250	0	799,913
John M. Murphy	0	0	23,063	41,250	522,918	799,913
Richard P. Polizzotto	0	0	30,086	25,875	763,213	513,754

_______________________
  In February 2000, the Board approved an extension of expiration dates of grants under the Company’s 1995 Stock Option Plan and the Company’s 1998 Stock Option Plan in order that all options would have a term of ten years.

_______________________

Executive Employment Agreements

            The Company is party to an oral employment agreement with Wilson B. Sexton.  The agreement currently provides, in part, that the Company will pay Mr. Sexton an annual base salary of $250,000 and an annual bonus of up to 100% of base salary to be paid in cash, and that the Company will also grant to Mr. Sexton a number of stock options determined by the Compensation Committee based on achievement of certain specified goals and objectives. Mr. Sexton is also entitled to be included in the Company’s medical program and the Company pays up to $700 per month for Mr. Sexton’s lease of an automobile of his choice.

            In January 1999, the Company entered into an employment agreement with Manuel Perez de la Mesa. Pursuant to this employment agreement, the Company will pay Mr. Perez de la Mesa an annual base salary of $200,000 to be reviewed annually by the Board and an annual bonus to be paid in cash in an amount determined by the Compensation Committee based on achievement of certain specified goals and objectives. The employment agreement with Mr. Perez de la Mesa provides for annual stock option grants of 50,000 shares (which amount has been adjusted to 75,000 to reflect the Company’s three-for-two stock split) with a fair market value exercise price determined on the date of grant during each of 1999, 2000 and 2001. The employment agreement also provided for additional stock option grants in 1999 and 2000, all of which have been granted. Pursuant to this agreement, the Company also pays up to $700 per month for Mr. Perez de la Mesa’s lease of an automobile of his choice.

            Neither the Compensation Committee or Audit Committee Reports set forth below shall be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and neither shall be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

            The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding compensation and benefits of executive officers and key employees of the Company and develops and administers programs providing stock-based incentives. After consideration of the Committee’s recommendations, the entire Board reviews and approves the salaries, bonuses and benefit program for the Company’s executive officers, except that the Committee approves all stock or stock option grants, which are then ratified by the Board.

Compensation Philosophy

            The compensation philosophy of the Company is to link executive compensation to continuous improvements in corporate performance and increases in stockholder value. The goals of the Company’s executive compensation program are as follows:

  to establish pay levels that are necessary to retain and attract highly qualified executives in light of the overall competitiveness of the market for high quality executive talent;

  to recognize superior individual performance, new responsibilities and new positions within the Company;

  to balance short-term and long-term compensation to complement the Company’s annual and long-term business objectives and strategy and encourage executive performance in furtherance of the fulfillment of those objectives;

  to provide variable compensation opportunities based on the Company’s performance;

  to encourage stock ownership by executives; and

  to align executive remuneration with the interests of the stockholders.

Compensation Program Components

            The Committee regularly reviews the Company’s executive compensation program to ensure that pay levels and incentive opportunities are competitive with similar positions in the regional market and reflect the performance of the Company. Each element of the compensation program for executive officers is further explained below.

Base Salary. Base salary levels for Messrs. Sexton and Perez de la Mesa are provided in their employment agreements. See “Executive Compensation — Executive Employment Agreements.” The base salary levels for all of the other executive officers are set based upon the officer’s level of responsibility, experience, past performance and the competitive market for executive talent.

Annual Incentive Bonus. The annual cash bonuses paid to the executive officers are paid according to formulas that are based almost entirely on objective performance criteria with a small component being discretionary. The objective performance measures used to calculate the bonuses of Messrs. Sexton and Perez de la Mesa for 2000 were earnings per share, return on total assets and cash flow from operations. The objective portion of the bonuses of the other executive officers was based upon earnings per share and various other performance measures pertinent to the officer’s area of responsibility. The Company utilizes annual bonuses to focus corporate behavior on the achievement of goals for growth, financial performance and other specific annual objectives.

Stock Options. The Committee believes that it can closely align executive interests with the longer term interests of stockholders by encouraging equity participation in the Company. The individual option grant levels for all of the executive officers for 2000, other than Mr. Perez de la Mesa, were based upon the officer’s level of responsibility. The options granted to Mr. Perez de la Mesa in 2000 were negotiated at the time that he joined the Company in 1999 and were granted as provided in his employment agreement. See “Executive Compensation — Executive Employment Agreements.”

Certain Tax Considerations

            Section 162(m) of the Internal Revenue Code limits the deductibility by the Company of annual compensation over $1 million paid to any of the Named Executive Officers, unless the compensation is “performance-based.” The Company’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting the Company’s ability to attract and retain qualified executives.

Summary

            After its review of all existing programs, the Committee believes that the total compensation program for executives of the Company is focused on increasing values for stockholders and enhancing corporate performance. The Committee currently believes that a significant portion of compensation of executive officers is properly tied to stock appreciation through stock options or stock ownership. The Committee believes that executive compensation levels at the Company are extremely competitive with the compensation programs provided by other corporations with which the Company competes for executive talent.

COMPENSATION COMMITTEE Andrew W. Code, Chairman Frank J. St. Romain Robert C. Sledd

Compensation Committee Interlocks and Insider Participation

            During the last fiscal year, none of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. No executive officer of the Company served in the last fiscal year as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

            The Company is a party to the following transactions with members of Frank J. St. Romain’s family:

            Kenneth St. Romain is a general manager for the Company in the East Central Division. In 2000, Kenneth St. Romain received approximately $165,000 in salary and bonus and the Company expects that his salary and bonus for 2001 will equal or exceed the amount paid in 2000. Kenneth St. Romain is the son of Frank J. St. Romain, who, until January 1999, was President and Chief Executive Officer of the Company and who remains a director of the Company. The compensation formula pursuant to which Kenneth St. Romain is paid is identical to that by which the Company’s other general managers are paid and includes a fixed salary and a bonus based on earnings per share, division profitability and specific objectives for which such managers are responsible. The actual amount of compensation paid to each general manager varies as a result of the application of the bonus formula as well as such manager’s seniority and other objective factors.

            In November 1991, the Company entered into a lease agreement (the “Trust Lease”) with the St. Romain Children’s Trust with respect to a service center (the “Trust Facility”) in Baton Rouge, Louisiana. The Trust Lease, which expired on December 31, 2000 and was not renewed, had net monthly rental rates of approximately $1,600. In March 1997, space constraints forced the Company to relocate its Baton Rouge service center from the Trust Facility to another Baton Rouge facility which it rents pursuant to a lease agreement (the “St. Romain Lease”) with Kenneth St. Romain. The St. Romain Lease has a term of five years commencing on March 1, 1997, and provides for rental payments of $9,646 per month. The Company believes that both the Trust Lease and the St. Romain Lease reflect fair market rates as of the respective dates thereof.

AUDIT COMMITTEE REPORT

            The Audit Committee performs the functions described in its charter, which is attached to this Proxy Statement as Exhibit A. These functions include:

  recommending to the Board the appointment of the independent auditors;

  approving the scope of audits and other services to be performed by the independent and internal auditors; and

  reviewing the results of internal and external audits, the accounting principles applied in financial reporting and the adequacy of financial and operational controls.

            The Audit Committee reviews the Company’s financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

            In this context, the Audit Committee has met and held discussions with management and the Company’s internal and independent auditors. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

            In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and management, including matters in the written disclosures provided by the independent auditors to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

            The Audit Committee has discussed with the Company’s internal and independent auditors  the overall scope and plans for their respective audits. The Audit Committee has met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

            In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC. The Committee and the Board also have recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

            Aggregate fees and costs billed to the Company by Ernst and Young LLP, the Company’s principal accountant, for the fiscal year ended December 31, 2000, were as follows for the referenced services:

  $161,300 for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2000 and for reviewing the financial statements included in the Company’s Form 10-Qs for the fiscal year ended December 31, 2000.

  $234,800 for all services rendered other than audit and financial information systems design and implementation services.

  Ernst & Young did not provide any professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (financial information systems design and implementation).

            The Audit Committee has considered the compatibility of the provision of services covered by the two preceding paragraphs with the maintenance of the principal accountant’s independence from the Company.

AUDIT COMMITTEE John E. Stokely, Chairman Robert C. Sledd James J. Gaffney

PERFORMANCE GRAPH

            The graph below compares the total stockholder return on the Company’s Common Stock for the last five fiscal years with the total return on the Nasdaq National Market Composite Index and the S&P SmallCap 600 Index for the same period, in each case assuming the investment of $100 on December 31, 1995 and the reinvestment of all dividends. The Company has chosen S&P SmallCap 600 Index for comparison because the Company does not believe that it can reasonably identify a peer group or a published industry or line-of-business index that contains companies in a similar line of business and because the S&P SmallCap 600 Index includes companies of similar capitalization to the Company.

Comparison of Cumulative Total Return
SCP Pool Corporation,
S&P SmallCap 600 Index, and
The Nasdaq Stock Market

	Total Return
	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
SCP Pool Corporation	$ 100	$ 198	$ 275	$ 324	$ 556	$ 966
S&P SmallCap 600 Index	100	121	152	150	169	189
The Nasdaq Stock Market	100	123	122	141	186	60

 ______________________

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            In October 1999, the Company entered into a lease agreement with S&C Development, LLC with respect to a service center in Mandeville, Louisiana. The sole member of S&C Development, LLC is A. David Cook. The lease has a term of seven years commencing on February 1, 2000. The net monthly rental rates are approximately $6,500, which the Company believes reflects fair market rates.

            The Company is also a party to certain relationships and related transactions described herein under “Compensation Committee Interlocks and Insider Participation.”

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of equity securities of the Company. Based solely on a review of copies of such forms furnished to the Company, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2000.

PROPOSALS TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES

Proposal to Amend the Restated Certificate of Incorporation to Authorize Additional Shares of Common Stock

            In February 2001, the Board of Directors approved amendments to the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 (the “Common Stock Amendment”), and recommends its approval by the stockholders. The text of Common Stock Amendment is attached hereto as Exhibit B and is incorporated herein by reference.

            The Company is presently authorized to issue 20,000,000 shares of Common Stock. As of March 12, 2001 there were 17,070,588 shares of Common Stock issued and outstanding and 2,826,694 shares of Common Stock reserved for issuance under the Company’s stock option plans.

Proposal to Amend the Restated Certificate of Incorporation to Authorize Additional Shares of Preferred Stock

            In February 2001, the Board of Directors approved an amendment to the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of preferred stock, $0.01 par value per share (the “Preferred Stock”) from 100,000 to 1,000,000 (the “Preferred Stock Amendment,” and together with the Common Stock Amendment, the “Amendments”), and recommends its approval by the stockholders. The text of the Preferred Stock Amendment is attached hereto as Exhibit B and is incorporated herein by reference.

            The Company is presently authorized to issue 100,000 shares of Preferred Stock. The Restated Certificate of Incorporation authorizes the Board of Directors to fix the preferences, limitations and relative rights as between the Common Stock and Preferred Stock, and to fix the variations in the preferences, limitations and relative rights as between different series of Preferred Stock. As of March 12, 2001 there were no shares of Preferred Stock issued and outstanding or reserved for issuance.

Purposes and Effects of the Proposed Amendments

            The Board recommends that the Amendments be adopted because it believes that the number of shares of Common Stock and Preferred Stock available for issuance does not provide the Company with adequate flexibility to meet future business opportunities, including possible stock splits or other transactions, and opportunities to raise additional equity capital, to finance acquisitions and to issue additional capital stock in connection with current or future employee benefit plans. Given the limited number of shares currently available for issuance, the Company may not be able in the future to effect certain of these transactions without obtaining stockholder approval for an increase in the number of authorized shares of Common Stock or Preferred Stock. The cost, prior notice requirements and delay involved in obtaining stockholder approval at the time that corporate action may become desirable could eliminate the opportunity to effect the action or reduce the anticipated benefits.

            The additional shares of Common Stock and Preferred Stock proposed to be authorized, together with existing authorized and unissued shares, generally will be available for issuance without any requirement for further stockholder approval, unless stockholder action is required by applicable law or by the rules of the Nasdaq National Market or of any stock exchange on which the Company’s securities may then be listed. Although the Board will authorize the issuance of additional shares only when it considers doing so to be in the best interest of stockholders, the issuance of additional shares of Common Stock and Preferred Stock may, among other things, have a dilutive effect on earnings per share of the Common Stock and on the voting rights of holders of shares of Common Stock. The Company’s stockholders do not have any preemptive rights to subscribe for additional shares of Common Stock that may be issued. In addition, although the Board has no current plans to do so, shares of Common Stock and Preferred Stock could be issued in various other transactions that would make a change in control of the Company more difficult or costly and, therefore, less likely. For example, shares of Common Stock could be sold privately to purchasers who might support the Board in a control contest or to dilute the voting or other rights of a person seeking to obtain control. The proposed Amendments are not the result of any specific effort to obtain control of the Company by a tender offer, proxy contest, or otherwise, and the Company has no present intention to use the increased shares of authorized Common Stock or Preferred Stock for anti-takeover purposes.

            An affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required for approval of the Common Stock Amendment and the Preferred Stock Amendment. Each Amendment will be voted upon separately, and the approval of one is not required for the approval of the other.

The Board of Directors recommends a vote “FOR” both Amendments.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT AUDITORS

            Upon the recommendation of the Audit Committee, the Board of Directors has approved the retention of Ernst & Young LLP (“E&Y”) as the Company’s independent auditors for the fiscal year ending December 31, 2000 and recommends the ratification of such retention by the stockholders. If the stockholders do not ratify the selection of E&Y by the affirmative vote of a majority of the voting power present, in person or by proxy, at the Meeting, the selection will be reconsidered by the Board.

            Representatives of E&Y are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

            An affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for ratification of the retention of E&Y as the Company’s independent auditors.

The Board of Directors recommends a vote “FOR” the ratification of the retention of E&Y as the Company’s independent auditors.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS

            In order to be considered for inclusion in the proxy materials related to the Company’s 2002 annual meeting of stockholders, the Company must receive stockholder proposals no later than December 5, 2001. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

            The Company’s By-laws also require that any stockholder who desires to nominate a director or present a proposal before the 2002 annual meeting must notify the Secretary of the Company no earlier than July 8, 2001 and no later than December 5, 2001.

By Order of the Board of Directors Craig K. Hubbard Secretary

Covington, Louisiana
April 4, 2001

Exhibit A

SCP POOL CORPORATION

AUDIT COMMITTEE CHARTER

Organization

            This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

            The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

            The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

            The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

A-1

  The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company’s shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company’s independent auditors, subject to shareholders’ approval.

  The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

A-2

Exhibit B

Amendments to Restated Certificate of Incorporation

            The Board of Directors of SCP Pool Corporation (the “Corporation”), at a meeting on February 22, 2001, did duly adopt resolutions setting forth two proposed amendments to Part A of Article Four of the Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that each of the proposed amendments be submitted to a vote of the Corporation’s stockholders. The first proposed amendment would increase the number of authorized shares of Common Stock of the Corporation from 20,000,000 to 40,000,000. The second proposed amendment would increase the number of authorized shares of Preferred Stock of the Corporation from 100,000 to 1,000,000.

            If both proposed amendments are approved by the Corporation’s stockholders, the first sentence of Part A of Article Four of the Restated Certificate of Incorporation would be revised to read as follows:

“The total number of shares of stock which the Corporation has authority to issue is 41,000,000, consisting of: (i) 1,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), and (ii) 40,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”).”

 B-1

[FRONT]

SCP POOL CORPORATION
109 NORTHPARK BOULEVARD, SUITE 400
COVINGTON, LOUISIANA 70433-5001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SCP POOL CORPORATION

The undersigned hereby appoints Craig K. Hubbard and A. David Cook, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of SCP Pool Corporation (the “Company”) held of record by the undersigned on March 12, 2001 at the annual meeting of stockholders to be held on May 9, 2001, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE  FOR THE NOMINEES LISTED BELOW AND  FOR PROPOSALS 2, 3 AND 4.

  Election of Directors

  [ ] FOR all nominees listed below                         [ ] WITHHOLD AUTHORITY
   (except as marked to the contrary below)              to vote for all nominees listed below

  INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through the nominee’s name listed below.

                                                      Wilson B. Sexton                    Robert C. Sledd
                                                      Andrew W. Code                     Frank J. St. Romain
                                                      James J. Gaffney                    John E. Stokely
                                                      Manuel Perez de la Mesa

  Approval of an Amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock.

  [ ] FOR                         [ ] AGAINST                   [ ] ABSTAIN

  Approval of an Amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s preferred stock.

  [ ] FOR                         [ ] AGAINST                   [ ] ABSTAIN

  Ratification of the retention of Ernst & Young LLP as the Company’s independent auditors.

  [ ] FOR                         [ ] AGAINST                   [ ] ABSTAIN

  In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

(Please See Reverse Side)

[REVERSE SIDE]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ABOVE AND FOR PROPOSALS 2, 3 AND 4. THE PROXY HOLDERS NAMED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Date: ____________________, 2001

                                                                                                                        Signature of Stockholder

                                                                                                                       Additional Signature, if held jointly

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.